Exhibit 99.2

News Release

Newell Brands Announces Board Changes

HOBOKEN, NJ – January 25, 2018 – Newell Brands Inc. (NYSE:NWL) today announced that Ian G.H. Ashken, Domenico De Sole and Martin E. Franklin have resigned from the Newell Board of Directors. These changes are currently effective.

“On behalf of the entire Board, we thank Domenico for his many contributions to Newell over the past 11 years, and Martin and Ian for their service to Newell Brands since the Company’s acquisition of Jarden Corporation,” said Michael T. Cowhig, Chairman of the Board. “With our first full year as Newell Brands behind us, this is a natural time for the Board to evolve. While there is still much work to be done, Domenico, Martin, and Ian have helped management and the Board bring these two great companies together into one of the leading branded goods companies.”

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Contacts:

Investors:	Media:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and External	Director, External
Communications	Communications
+1 (201) 610-6807	+1 (201) 610-6717
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

221 River Street Hoboken, NJ 07030 +1 (201) 610-6600	NYSE: NWL www.newellbrands.com	1